UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2015 (December 25, 2015)
SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100
Westlake, TX 76262
(Address of principal executive offices, including Zip Code)
(817) 961-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Solera Holdings, Inc. (the “Company”) has previously disclosed that, on September 13, 2015, the Company entered into an agreement and plan of merger with entities affiliated with Vista Equity Partners (“Vista”) pursuant to which Vista will acquire the Company. The Company has determined that the consummation of this transaction (the “Acquisition”) is expected to trigger the imposition of penalties under Section 280G and/or Section 4999 of the Internal Revenue Code (the “CIC Provisions”).

On December 25, 2015, the Company’s Compensation Committee of the Board of Directors approved limited “make-whole” payments to the Company’s Chief Executive Officer and General Counsel in connection with option exercises in December 2015 effected for the purpose of mitigating the impact of the application of the CIC Provisions. These limited “make-whole” payments were paid on December 28, 2015. These option exercises increased the amount of taxable income recognized by these executive officers in calendar year 2015. Increased taxable income recognized in 2015 reduces, and if sufficiently high can eliminate entirely, the impact of the CIC Provisions in connection with the Acquisition. In addition and to the extent the impact of the CIC Provisions is eliminated, all of the compensation payable to these executive officers in connection with the Acquisition that would have been subject to the CIC Provisions is eligible for tax deductions by the Company in future periods.

The purpose of the “make-whole” payments is to compensate these executive officers for any difference between the amount received for shares sold in connection with the option exercises, as compared to the consideration that would be payable in the Acquisition in respect of these option shares if the executive officer did not exercise any options in December 2015. The determination of the “make-whole” payment amount also takes into account the treatment of the “make-whole” payment itself under Section 280G and Section 4999 of the Internal Revenue Code. The make-whole payments in the aggregate are approximately $1.49 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON M. BRADY
Date: December 31, 2015	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary